Exhibit 99.1

Mitesco Inc. Initiates “The Good Clinic™” Rollout in Minneapolis; Introduces the Founders of “The Good Clinic™”

GlobeNewswire• September 14, 2020

MINNEAPOLIS, MN, Sept. 14, 2020 (GLOBE NEWSWIRE) -- via NEWMEDIAWIRE -- Mitesco, Inc. (OTCQB: MITI) today announced that The Good Clinic, LLC has filed an application with the city of Minneapolis, Minnesota to build its first clinic.  Michael Howe, CEO of the Good Clinic, said, “This is a major step forward for us to begin addressing the widespread shortage of expert primary care.” The new state of the art clinic, subject to certain regulatory and other approvals, will be located within the NordHaus Apartments located at 315 1st Ave NE, Minneapolis, MN, a new multi-use residential complex with 600+ units. In addition to the clinic’s walk-in capabilities, it will offer a full complement of online telehealth services including wellness, monitoring, and urgent care support.

“Building this consumer-focused health resource is possible because of the creativity and vision of the founders,” explained Howe. “The Good Clinic concept was created by the three visionary founders, Jim “Woody” Woodburn, MD, MS, Kevin Lee Smith, DNP, FNP, FAANP, and Rebecca Hafner-Fogarty, MD, MBA, FAAFP. The founders are all experienced healthcare innovators and have combined their many years of primary care experience to envision a more consumer-centric model of primary care.”

“The shifting health care market created by increasing health care costs, labor shortages, technology innovations, and evolving consumer demands have created an opportunity to better deliver what the consumer seeks. We know that we can do more for consumers to improve their life, get them higher quality care at a lower price, and do so with greater ease of access,” said Dr. Woodburn.

“COVID is reshaping many segments of the economy and health care is no different. Many are now at home most of the time. We have responded to this through our design of The Good Clinic. The Good Clinic will be providing access to comprehensive primary care via telehealth and in-neighborhood clinics. Pursuing a plan toward wellness that is co-developed between the client and the health care team is as critical as is avoiding delays in care. The Good Clinic’s combined digital and in-person approach to care is essential to delivering on both of these fronts,” said Dr. Smith.

“Good health is about progress, not perfection.  To make that progress, we need to assemble a healthcare team that includes experienced clinicians providing the essential medical knowledge and an empathetic connection with each person. The Good Clinic recognizes that no two people are alike. Working together, we can help consumers make progress toward their own better health,” says Dr. Hafner-Fogarty.

Michael Howe and the team of founders will leverage their extensive experience and track record building successful health care innovation businesses within the Mitesco Inc. public company structure.  Shareholders should expect continuing updates on the progress of this business.

Jim “Woody” Woodburn, MD, MS has been actively involved in healthcare innovation and care delivery improvement for over 40 years.  He has two engineering degrees in electrical and biomedical engineering and a medical degree, all from the University of Wisconsin-Madison.  Jim has held executive leadership roles at Blue Cross Blue Shield of MN, MinuteClinic, at Lemhi Ventures, at United Health Group/Optum Health, and at Applied Pathways.

Kevin Lee Smith, DNP, FNP, FAANP, has held leadership roles in developing healthcare innovations focused on improving access and quality of care for patients, for two decades. He has served as Chief Medical Information Officer at Zipnosis and he helped found QuickMedx (which became MinuteClinic).  Dr. Smith taught in the nurse practitioner area of study for 10 years at the University of Minnesota School of Nursing.  Dr. Smith received a postgraduate certificate, Leadership in Health Information Technology for Health Professionals, and a Doctor of Nursing Practice from the University of Minnesota School of Nursing.

Rebecca Hafner-Fogarty, MD, MBA, FAAFP, served as Chief Medical Officer and SVP for Policy and Strategy at Zipnosis, and as Medical Director for Strategic Alliances & Chief Clinical Officer of MinuteClinic. Dr. Hafner-Fogarty had a practice as a primary care physician. Dr. Hafner-Fogarty received her undergraduate degree from the College of St. Benedict, her medical degree from the University of North Dakota, and her MBA from the University of St. Thomas.

Our Operations and Subsidiaries: MyCare, LLC, and Acelerar Healthcare Holdings, LTD.

The Good Clinic, LLC is a wholly-owned subsidiary of Mitesco N.A. LLC, the holding company for North American operations. The Good Clinic is building out a network of clinics using the latest telehealth technology with the nurse practitioner operating as its primary healthcare provider. It will begin in Minneapolis and expand nationwide. Today, 23 states facilitate nurse practitioners practicing to the full scope of their skills and training.  The executive team at The Good Clinic includes several of the key executives who brought Minute Clinic (previously known as Quickmedix) to scale, which was acquired by CVS in 2006.

Acelerar Healthcare Holdings, LTD. is the Company’s wholly-owned, Dublin, Ireland based entity for its European operations. There are several targets in Europe under evaluation and management believes cross-border expansion for these new, proven healthcare technology solutions may prove a profitable opportunity.

NOTE: The Company formed this business unit as MyCare, LLC in January 2020, and decided to rename the unit based on potential trademark conflicts. It became The Good Clinic in July 2020 and has been registered with the U.S. Trademark office.

The Mission of Mitesco, Inc., formerly known as True Nature Holding, Inc.

We have in development a suite of offerings aimed at enhancing healthcare throughout the supply chain and to end-users. We intend to acquire and implement technologies and services to improve the quality of care, reduce cost, and enhance consumer convenience. We are focused on developing a portfolio of companies that provide healthcare technology solutions and the team is adept at deal structures supportive of long-term organizational value. The holding company structure facilitates profitable growth and enables the acquired business to focus on scale. The MITI portfolio of companies will apply leading-edge solutions that emphasize stakeholder value and leverages distinct sector trends.

Statement Under the Private Securities Litigation Reform Act

As contemplated by the provisions of the Safe Harbor section of the Private Securities Litigation Reform Act of 1995, this news release contains forward-looking statements about future, anticipated, or projected plans, performances, and developments, as well as other statements relating to future operations. All such forward-looking statements are necessarily only estimating or predictions of future results or events and there can be no assurance that actual results or events will not materially differ from expectations. Further information on potential factors that could affect True Nature Holding, Inc. is included in the Company's filings with the Securities and Exchange Commission. We expressly disclaim any intent or obligation to update any forward-looking statements.

Contact: by email at: investors@mitescoinc.com, or by phone at: 1-844-383-8689.